Exhibit 99.1

EXCERPT FROM OFFERING MEMORANDUM SUPPLEMENT,

DATED JUNE 19, 2019

The following information updates and supersedes certain information specified in Exhibit 99.2 to the Company’s Current Report on Form 8-K, dated June 18, 2019, which contained excerpts from the Company’s Preliminary Offering Memorandum, dated June 18, 2019 (the “original filing”). Unless otherwise indicated or the context otherwise requires, all terms used herein shall have the same meaning specified in the original filing.

Changes to the Offering Memorandum

We have identified certain mathematical errors in our calculation of pro forma free cash flow for the twelve months ended March 31, 2019 contained in the Offering Memorandum. For the twelve months ended March 31, 2019, pro forma cash interest expense, net was shown as $(334,998) thousand. The correct number is $(442,248) thousand. For the twelve months ended March 31, 2019, pro forma free cash flow before one-time transaction expenses was shown as $1,307,624 thousand. The correct number is $1,200,374 thousand. For the twelve months ended March 31, 2019, pro forma free cash flow was shown as $1,258,124 thousand. The correct number is $1,150,874 thousand. These mathematical errors were the result of a miscalculation of the cash interest expense, net number.

Pro forma free cash flow for the year ended December 31, 2018 and three months ended March 31, 2019 remain unchanged.